EXHIBIT 21.1

PRINCIPAL SUBSIDIARIES

Name of Subsidiary	Jurisdiction in Which Organized or Incorporated
Consolidated Subsidiaries of Stoneridge, Inc.:
Exploitatiemaatschappij Berghaaf B.V.	Netherlands
Orlaco GmbH	Germany
Orlaco Inc.	Delaware
Orlaco Products B.V.	Netherlands
PST Eletronica Ltda.	Brazil
PST Teleatendimento Ltda.	Brazil
Positron Rastreadores Argentina S.A.	Brazil
SRI CS LLC	Michigan
SRI Delaware Holdings LLC	Delaware
SRI Holdings US LLC	Delaware
Stoneridge Aftermarket GmbH	Germany
Stoneridge Aftermarket, Inc.	Ohio
Stoneridge Asia Holdings Ltd.	Mauritius
Stoneridge Asia Pacific Electronics (Suzhou) Co. Limited	China
Stoneridge B.V.	Netherlands
Stoneridge Control Devices, Inc.	Massachusetts
Stoneridge do Brasil Participacoes Ltda.	Brazil
Stoneridge Electronics AB	Sweden
Stoneridge Electronics AS	Estonia
Stoneridge Electronics, Inc.	Texas
Stoneridge Electronics Limited	Scotland, United Kingdom
Stoneridge Electronics S.r.l.	Italy
Stoneridge GmbH	Germany
Stoneridge Nordic AB	Sweden
TED de Mexico S. de R.L. de C.V.	Mexico
TED de Mexico Servicios S. de R.L. de C.V.	Mexico